Exhibit 10.1

One Hamden Center 2319 Whitney Avenue, Suite 3B Hamden, CT 06518 Tel 203 859 6800 Fax 203 949 9048

June 25, 2026

Troy Ingianni, CPA

Dear Troy,

We are pleased to confirm our offer of employment for the position of Chief Financial Officer, based in our Hamden, Connecticut office. In this challenging role, reporting directly to John Dillon, Chief Executive Officer, you will serve as a key member of the executive leadership team and be responsible for the Company’s cash management, financial planning and analysis, risk management, and overall financial strategy. You will optimize cash flow, ensure regulatory compliance, and provide strategic financial leadership and actionable insights to support the Company’s continued growth and scalability.

As compensation for this position, we are pleased to offer you a base salary of $350,000 per year, payable on a bi-weekly basis. You will also be eligible to participate in the Company’s 2026 Employee Bonus Incentive Plan at a target level of 35% of your annual base salary, prorated for 2026 and subject to the terms and conditions of the plan.

We will recommend to the Board of Directors that you be granted 15,000 Restricted Stock Units (RSUs). The grant will be subject to Board approval and the terms of the applicable equity award agreement. The number of shares granted will be 15,000, and the award will vest in full after two years of continuous employment

When you join us, you will be eligible for four (4) weeks of vacation per year. You will also be eligible to participate in the Company’s health insurance and 401(k) plans, as well as other employee benefit programs, in accordance with the Company’s policies and plan documents. Details regarding these benefits will be reviewed with you during your Human Resources orientation.

In addition, if the Company terminates your employment without Cause, the Company will provide you with severance equal to six (6) months of your then-current base salary, payable in accordance with the terms of the Company’s Severance Agreement. In event the Company experiences a Change in Control as defined in the Severance Agreement (as defined in other senior management contracts), the Company will provide you with severance equal to twelve (12) months of your then-current base salary, payable in accordance with the terms of the Severance Agreement, if there is a “double trigger.” The specific terms and conditions of such severance, including any release requirements and payment provisions, will be set forth in the Severance Agreement provided to you upon hire.

This employment offer is contingent upon your satisfactory completion of a pre-employment drug screen, credit, and background check. We will confirm a tentative start date of no later than July 1, 2026, after you have accepted our offer and when we receive word that you have satisfactorily passed your screenings.

Your employment is employment at will. Thus, you are free to terminate your employment with us at any time for any reason or for no reason at all. Likewise, we are free to terminate your employment with us at any time for any reason or for no reason. To the extent possible, if either of us chooses to terminate this relationship, we will endeavor to give the other party four weeks notice of the intent to so act. This offer of employment supersedes any prior or subsequent oral representations that might be made.

As acknowledgement and acceptance of the terms offered in this letter, please sign, and return a copy of this letter to lkozlowski@transact-tech.com.

Troy, we look forward to confirming our offer for you to join TransAct Technologies. We believe you will find a great deal of challenge, satisfaction, and opportunity for personal and professional development in your association with us and have complete confidence in you achieving success in this new role.

Sincerely yours,

/s/ John Dillon	/s/ Lynn Kozlowski

John Dillon Chief Executive Officer	Lynn Kozlowski Sr. Vice President, Human Resources

ACCEPTED THIS 25TH DAY OF JUNE, 2026.

/s/ Troy Ingianni
(Signature)